UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                     August 5, 2005 (August 2, 2005)
TODCO

(Exact name of registrant as specified in its charter)

Delaware	1-31983	76-0544217
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas		77042-3615
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code                     (713) 278-6000

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Officer Compensation. On August 2, 2005 Mr. Jerry W. Humphrey was appointed as TODCO’s Vice President, Operations Support and Mr. Bryce H. Dickinson was appointed as TODCO’s Vice President, International Operations. Mr. Humphrey’s annual base salary was set at $200,000. Mr. Dickinson’s annual base salary was set at $180,000. Both gentlemen will also participate in the TODCO 2005 Performance Bonus Plan described in Item 1.01 B. of TODCO’s Current Report on Form 8-K filed February 11, 2005 which is incorporated herein by reference.
Stock Option Adjustment Bonuses. On August 2, 2005 the TODCO Board of Directors declared a special cash dividend of $1.00 per share to stockholders of record on August 15, 2005. Prior to that time, the Company’s stated policy was that it did not intend to pay dividends. Therefore, in order to equitably compensate holders of certain incentive awards under the Company’s long-term incentive plans for the impact of the extraordinary cash dividend on such outstanding awards, the TODCO Board of Directors determined to award a special cash bonus to the holders of such awards. After consideration of valuation models prepared by investment bankers, the Executive Compensation Committee awarded a special cash bonus of $.70 per share to holders of outstanding unexercised stock options and deferred stock units granted under the Company’s long term incentive plans to compensate for the potential loss of value associated with payment of the special cash dividend. The special bonus will be payable to holders of such awards as of August 15, 2005, the record date for the special dividend to stockholders.
The following is a list of amounts expected to be paid to each director, the Company’s five most highly compensated executive officers and all other executive officers as a group based on the number of options and deferred stock units held by each as of the date hereof:

Name	Special Bonus

Directors
Thomas N. Amonett	$5,501
Suzanne V. Baer	$5,501
R. Don Cash	$5,501
Thomas M Hamilton	$5,501
Thomas R. Hix	$5,501
J. Michael Talbert	$2,001
Robert L. Zorich	$3,500

Executive Officers
Jan Rask	$465,500
David J. Crowley	$64,517
T. Scott O’Keefe	$54,600
Michael L. Kelley	$52,850
Randall A. Stafford	$16,007

All other executive officers (5 persons)	$53,031
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TODCO
By:	/s/ Randall A. Stafford
Randall A. Stafford
Vice President & General Counsel

Dated: August 5, 2005

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